UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Period Ended December 31, 2016

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0001667307

Delaware	38-3989694
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

819 South Wabash Avenue, Suite 606

Chicago, Illinois  60605

(Address of Principal Executive Offices)

(800) 555-1055

(Registrant’s telephone number, including area code)

Item 1.	Business

American Homeowner Preservation 2015A+, LLC, is a limited liability company organized under the laws of Delaware on January 21, 2016 (the “Company” or “AHP”). The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments).

Detailed information about the Company’s business and investment strategy can be found in the “Our Company and Business” beginning on page 9 section of the Company’s Offering Circular dated and filed with the U.S. Securities and Exchange Commission on May 20, 2016 (the “Offering Circular”), available at: https://www.sec.gov/Archives/edgar/data/1667307/000121465916011706/partiiandpartiii.htm

You are also encouraged to review the risk factors discussed in the “Risks of Investing” section beginning on page 3 of the Offering Circular, available at: https://www.sec.gov/Archives/edgar/data/1667307/000121465916011706/partiiandpartiii.htm

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Operating Results

The operating period is from inception, January 21, 2016, through December 31, 2016. The largest acquisition during this period was a pool of 209 first mortgages from Angelo, Gordon & Co. The unpaid principal balance of $18,702,899.89 was acquired for $3,183,636.71. These were acquired on November 23, 2016 and we have begun working with debtors to resolve and restructure these mortgages. We acquired several other pools in our first year of operation for a total cost of $4,528,903. We used proceeds raised from our Offering (defined below), a third-party loan, and advances from an affiliate to purchase these mortgages. Details about such third-party loan and the advances can be found on pages 12 and 15 of the Independent Auditor’s Report included below. Additional proceeds raised from the registration statement will be used to repay the loan as well as advances received from the affiliate and to purchase additional mortgages.

Liquidity and Capital Resources

Our Offering Statement on Form 1-A pursuant to which we are offering to sell up to $50,000,000 of Class A Interests was declared effective by the Securities and Exchange Commission (the “SEC”) on May 25, 2016. We refer to anyone who purchases a Class A Interest as an “Investor”. We are offering our Class A Interests directly to the public at our website, www.AHPFund.com, pursuant to our Offering Statement (the “Offering”). We are not using a placement agent or a broker and we are not paying commissions to anyone. All of the money we raise goes directly to the Company. The minimum investment is $100. As of December 31, 2016, we have raised $1,764,845 from Investors pursuant to our Form 1-A registration, representing 79 investors.

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Whether we raise the maximum $50,000,000 we are seeking in the Offering or something less, we believe the proceeds of the Offering will satisfy our cash requirements. If we raise less than $50,000,000, we will simply buy fewer loans. Although we might decide to raise more capital, we know of no reason why we would need to.

Trend Information

During the period from inception, January 21, 2016, to December 31, 2016, we generated $397,608 in net income for a total return of 39.71%.  As this is our first year of operation, we do not yet have sufficient operating history to provide trend information.

Item 3.	Directors and Officers.

The Company itself has no employees. The information described below relates to services performed for AHP Capital Management LLC, the Company’s Investment Manager, unless otherwise indicated.

Names, Ages, Etc.

Name	Position*	Age	Term of Office	Approximate Hours Per Week If Not Full Time*
Executive Officers
Jorge Newbery	Chief Executive Officer and Manager of Managing Member	51	Mr. Newbery will remain in office until he resigns or is removed	Full Time
Echeverria Kelly	Chief Operating Officer	49	Ms. Kelly will remain in office until she resigns or is removed.	Full Time
Significant Employees
Kristen White	Attorney	37		Full Time
Glenn Dougherty	Loan Resolution Manager	35		Full Time
Brandi Walsh	Marketing Manager	33		Full Time
Lars Berg	Technology Manager	42		Full Time

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Mr. Newbery

Mr. Newbery was the President of Budget Real Estate Inc. from 1995 until 2008, where he brokered over 1,000 troubled Department of Housing and Urban Development and real estate owned properties and acquired, renovated and operated over 200 distressed multi-family, single-family and commercial properties.

From 1992 until 1995, Mr. Newbery co-founded and operated a mortgage company, Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide and had a net worth he estimated in the tens of millions of dollars. Then financial disaster struck in the form of an ice storm on Christmas Eve 2004, which devastated Mr. Newbery’s largest holding, the 1,100-unit Woodland Meadows complex in Columbus, Ohio. Mr. Newbery wound up in litigation with the insurer, and although the insurer eventually settled for $32 million, the settlement was too little, too late. Mr. Newbery lost everything and emerged $26 million in debt.

The experience led Mr. Newbery to a new purpose in life: to help others crushed by unaffordable debt. He started AHP in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009 AHP transitioned to a for-profit entity, but even today Mr. Newbery operates AHP and the Company with a dual purpose: to earn returns for Investors, but also to help struggling homeowners keep their homes.

Ms. Kelly

Ms. Kelly earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Kelly is a principal and minority owner of Neighborhoods United LLC, which owns both the Managing Member and the Investment Manager. Ms. Kelly oversees the day-to-day operations of the Company and AHP, where she is responsible for creating operations strategy and policies to ensure the growth and scalability of operations. Among other things, she is responsible for selecting and implementing systems, talent acquisition and process improvement.

Ms. White

Ms. White was admitted to the Illinois bar in 2007. Ms. White obtained her B.A. from the University of Iowa, and her J.D. from the University of Tulsa, where she was a member of Phi Alpha Delta, was awarded a CALI Excellence for the Future Award, and was the recipient of the Outstanding Clinical Student Award for her work with the Boesche Legal Clinic. She has over nine years of experience representing lenders and small business owners in real estate and commercial transactions.

Ms. White manages the Litigation Resolution team, where she is responsible for the rapid and favorable resolution of legal matters.

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Mr. Dougherty

Mr. Dougherty earned his B.S., in Business Management with a concentration in Entrepreneurship from Bradley University. He has over 16 years of real estate experience including loan origination, insurance, realty, and loan servicing. Mr. Dougherty’s managed loan portfolios exceeding $1 billion at Fay Servicing.

Mr. Dougherty oversees our portfolio and manages the Loan Resolution team of dedicated employees at SN Servicing, which works directly with borrowers to achieve sustainable solutions.

Mrs. Walsh

Mrs. Walsh graduated from Columbia College in 2008 with a B.A. in Marketing Communications. She is a winner of 4 CAMME Awards and a Top 20 under 30 recipient, and has successfully run marketing campaigns for domu.com, Tricap Residential, and Morningside Residential Group.

Mrs. Walsh heads the Marketing Team, responsible for branding, marketing, communications, and strategic advisory.

Mr. Berg

Mr. Berg received a degree in Physics from Muhlenberg College, where he began experimenting with emerging technologies. Prior to joining the Company, he was a Financial Analyst at Deutsche Bank, Bear Stearns, and JP Morgan.

Mr. Berg is responsible for research and development (R&D) and technological needs.

Compensation

For information regarding the compensation of our Managing Member and Investment Manager, please refer to the section titled “Compensation of Executive Officers and Directors” beginning on page 49 of the Offering Circular, available at: https://www.sec.gov/Archives/edgar/data/1667307/000121465916011706/partiiandpartiii.htm

Family Relationships

Mr. Newbery and Ms. Kelly are married. There are no other family relationships among the Executive Officers and Significant Employees.

Ownership of Related Entities

Mr. Newbery owns 90.1% of Neighborhoods United, LLC, a limited liability company formed under the laws of Ohio, which we refer to as “Neighborhoods United,” while Ms. Kelly owns the remaining 9.9%. Neighborhood United in turn owns 100% of both American Homeowner Preservation Management, LLC, which is the Company’s “Managing Member,” and AHP Capital Management LLC, which is the Company’s “Investment Manager.” Mr. Newbery and Ms. Kelly thereby control all aspects of the business of the Company in general and the Company in particular.

5

American Homeowner Preservation, LLC, or “AHP,” is a limited liability company organized under the laws of Delaware. AHP is related to the Company in the following ways:

•	The Managing Member of the Company is also the managing member of AHP.
•	The Investment Manager of the Company is also the investment manager of AHP.
•	The Managing Member owns an equity interest in AHP, just as it owns an equity interest in the Company.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Mr. Newbery continues to be involved in legal proceedings stemming from the collapse of his real estate holdings in 2005-2006.

Item 4.	Security Ownership of Management and Certain Securityholders

All of the Company’s voting securities are owned by the Managing Member. The Company has two kinds of limited liability company interests (“Interests”): “Class A Interests”, which are owned by Investors and do not carry voting rights, and “Class M Interests”, which are owned entirely by the Managing Member and carry management and voting rights. Therefore, the Company is managed exclusively by the Managing Member.

Item 5.	Interest of Management and Others In Certain Transactions

Ownership of Related Entities

Jorge Newbery is the Chief Executive Officer of the Company and his wife, Echeverria Kelly, is the Chief Operating Officer. Both receive compensation from the Company. In addition, Mr. Newbery and Ms. Kelly together own 100% of the interests of Neighborhoods United, which in turn owns 100% of both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC).

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan). The Managing Member will in turn pay the Investment Advisor. The amount of the compensation paid to the Managing Member and the Investment Advisor will depend on the amount of capital raised in the Offering, the number of assets acquired, and the speed with which capitals is returned to Investors.

In addition, the arrangement between Home Servicing and AHP Capital Management LLC was terminated. AHP Capital Management LLC is no longer eligible to earn fees or participation interests.

6

Activist Legal LLP

On November 14, 2016, Jorge Newbery, the Chief Executive Officer of the Company, became a partner in Activist Legal LLP, a law firm based in Washington D.C., which we refer to as “Activist Legal” (although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms).

The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel, many who work from home in order to minimize expenses. Some co-counsel have been laid off as larger foreclosure firms have downsized.

The Company may engage Activist Legal to represent it in loan workout and foreclosure matters in connection with its business. In doing so, Activist Legal will typically charge the Company (and its other clients) rates that are capped at 75% of the rates allowable under Fannie Mae rules – 15% of which will be contingent on reaching early settlements with borrowers to incentivize prompt resolution and discourage protracted litigation (the eligible bonus amount will decrease as litigation progresses and additional legal fees are incurred). Hourly work is billed at $150 per hour.

Servicing Agreements with Home Servicing, LLC and SN Servicing Corporation

The Company entered into an agreement captioned Flow Special Servicing Agreement with Home Servicing, LLC (as amended, the “Home Servicing Agreement”), pursuant to which the Company outsourced some of its “asset management” functions to Home Servicing, LLC, a national mortgage servicing firm. When we use the term “asset management,” we mean a combination of functions that blends homeowner counseling, mortgage servicing, and property management/preservation to meet the Company’s dual goals of (i) keeping Americans in their homes and (ii) providing attractive returns to investors. Home Servicing will provide these services using a dedicated employee pool that will work exclusively on the Company’s loan portfolio. The Company entered into a First Amendment to Flow Special Servicing Agreement with Home Servicing, LLC effective January 1, 2017.

Under the Home Servicing Agreement, the Company agreed to pay Home Servicing one-third of the distributions that would otherwise be paid to the Company’s Managing Member as distributions on its Class M Interests. As described in the Offering Circular, all of the Class M Interests are held by the Company’s Managing Member – not by Investors – and no distributions may be paid to the owners of the Class M Interests until Investors have received a 12% return on their invested capital and a full return of their invested capital.

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In addition, the Home Servicing Agreement provides that Home Servicing would pay AHP Capital Management LLC, the Company’s Investment Manager, a fee equal to 10% of the servicing fees collected from the Company. The Investment Manager will also be eligible to earn participation interests in Home Servicing over time.

In mid-March 2017, Home Servicing was acquired by SN Servicing Corporation (“SNSC”), and the acquisition included the assignment of the Home Servicing Agreement to SNSC. The Company consented to the assignment, but renegotiated the servicing fee structure. The Company took back the asset management functions which had been outsourced to Home Servicing. However, as Home Servicing both sourced and completed due diligence on a loan acquired in November 2016 (the “Angelo Gordon Pool”), the Company agreed that the “asset management” functions and the Home Servicing, LLC’s corresponding share of distributions on the Class M Interest attributable to the Angelo Gordon Pool would transfer to SNSC and remain in effect for this portion of the Company’s portfolio only.

Item 6.	Other Information

None.

Item 7.	Financial Statements.

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REPORT OF INDEPENDENT AUDITORS’ AND

FINANCIAL STATEMENTS

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

FOR THE PERIOD FROM JUNE 10, 2016

(COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2016

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	11

FINANCIAL STATEMENTS
Statement of Financial Condition	12
Condensed Schedule of Investments	13
Statement of Operations	14
Statement of Changes in Members’ Equity	15
Statement of Cash Flows	16
Notes to Financial Statements	17-24

10

INDEPENDENT AUDITORS’ REPORT

To American Homeowner Preservation 2015A+, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of American Homeowner Preservation 2015A+, LLC (the “Company”), which comprise the statement of financial condition, including the condensed schedule of investments, as of December 31, 2016, and the related statements of operations, changes in members' equity, and cash flows for the period from June 10, 2016 (commencement of operations) to December 31, 2016, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements. In accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosure& in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion,

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Homeowner Preservation 2015A+, LLC as of December 311 2016, and the results of its operations, changes in its members' equity and its cash flows for the period from June 10, 2016 (commencement of operations) to December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/ Richey May & Co.

Englewood, Colorado

April 27, 2017

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF FINANCIAL CONDITION

December 31, 2016
ASSETS
Investments at fair value (cost of $4,528,903)	$4,528,903
Cash and cash equivalents	39,093
Due from broker	10,000
Deferred offering costs	85,758
Accounts receivable	443
TOTAL ASSETS	$4,664,197

LIABILITIES AND MEMBERS' EQUITY
Due to related party	$1,455,675
Promissory note payable	999,221
Accounts payable	36,848
Total liabilities	2,491,744

Members' equity
Class M Units, unlimited authorized, no par, 10,000 units issued and outstanding at December 31, 2016	10,000
Class A Units, unlimited authorized, no par, 1,764,845 units issued and outstanding at December 31, 2016	1,764,845
Accumulated profit - attributed to Class M Units	–
Accumulated profit - attributed to Class A Units	397,608
Total members' equity	2,172,453

TOTAL LIABILITIES AND MEMBERS' EQUITY	$4,664,197

The accompanying notes are in integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

CONDENSED SCHEDULE OF INVESTMENTS

		December 31, 2016
	Percentage of
	Members' Equity	Fair Value
Non-performing mortgage loans:
United States of America
Angelo, Gordon & Co.	146.55%	$3,183,637
Carrington Capital Management, LLC	18.54	402,848
Rocktop Partners I Trust	31.79	690,660
Other	8.30	180,359
Acquisition costs		206,286
Principal payments collected		(134,887)
Total investments at fair value (cost of $4,528,903)	205.18%	$4,528,903

The accompanying notes are in integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF OPERATIONS

For the period from June 10, 2016 (commencement of operations) to

December 31, 2016

INVESTMENT INCOME
Interest income	$100,353
Lease and rental income	9,047
Other income	1,137
Total investment income	110,537

EXPENSES
Loan servicing fees	40,063
Legal expenses	28,478
Brokerage fees	17,335
Other expenses	9,069
Interest expense	6,545
Management fees	4,418
Total expenses	105,908

NET INVESTMENT INCOME	4,629

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS
Net realized gain on investments	392,979
Net change in unrealized gain/(loss) on investments	–
NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS	392,979

NET INCOME	$397,608

The accompanying notes are in integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CHANGES IN MEMBERS' EQUITY

             For the period from June 10, 2016 (commencement of operations) to

            December 31, 2016

	Class A	Class M
	Units	Units	Total

Balance, June 10, 2016	$–	$–	$–

Issuance of Units	1,786,865	10,000	1,796,865

Distribution of Units	(22,020)	–	(22,020)

Pro-rata allocation of net income (Note F)	397,608	–	397,608

Balance, December 31, 2016	$2,162,453	$10,000	$2,172,453

Weighted Average Units Outstanding
-Basic and Diluted	1,764,845	10,000	$1,774,845
Net Income per Unit
-Basic and Diluted	$0.23	$–	$0.23

The accompanying notes are in integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CASH FLOWS

    For the period from June 10, 2016 (commencement of operations) to

December 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$397,608
Adjustments to reconcile net income to net cash used in operating activities:
Purchases of investments, net of proceeds from sales of investments	(4,528,957)
Changes in assets and liabilities:
Due from broker	(10,000)
Deferred offering costs	(85,758)
Accounts receivable	(443)
Due to related party	1,455,675
Promissory note payable	999,221
Accounts payable	36,848
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(1,735,806)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Units	1,796,865
Distribution of Units	(22,020)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	1,774,845

NET INCREASE IN CASH AND CASH EQUIVALENTS	39,039

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	–

CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,039

SUPPLEMENTAL INFORMATION
Cash paid for interest	$6,545

The accompanying notes are in integral part of these financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

American Homeowner Preservation 2015A+, LLC (the “Company”), is a limited liability company organized on January 21, 2016 under the laws of Delaware. The Company is wholly owned by its parent company and Managing Member, American Homeowner Preservation Management, LLC (the “Managing Member”), a limited liability company organized under the laws of Delaware. AHP Capital Management LLC (the “Investment Adviser”), a company affiliated with management, shall provide investment advisory services to the Company pursuit to an agreement between the Investment Adviser and the Company.

The Company was formed to purchase non-performing mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in United States of America (“GAAP”) and are stated in U.S. dollars.

The Company has elected to adopt early application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; the Company does not present or disclose inception-to-date information and other remaining disclosure requirements of Topic 915.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash equivalents to be short-term, highly liquid investments, such as money market funds that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value due to changes in interest rates, which generally includes only investments with original maturities of three months or less.

Revenue and Cost Recognition

The Company earns revenues by selling purchased mortgage loans and through interest earned from obligors on purchased mortgage loans held by the Company. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Expenses are recognized as incurred.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Basic and diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the period. There are no dilutive or potentially dilutive instruments outstanding as of December 31, 2016.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering". Deferred Offering Costs consist principally of legal fees incurred in connection with the Proposed Offering discussed in Note G. Prior to the completion of the Proposed Offering, these costs are capitalized as deferred offering costs on the statement of financial condition. The deferred offering costs will be charged to members’ equity upon the completion of the Proposed Offering or to expense if the Proposed Offering is not completed.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company accounts for income taxes under FASB ASC 740, Income Taxes. FASB ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. FASB ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted market prices in active markets that are both observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

The Company elected to early adopt the guidance issued in ASU No. 2015-07, “Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent),” which removes the requirement to categorize within the fair value hierarchy all investments measured using the net asset value per share practical expedient and related disclosures. The Company adopted the guidance retrospectively, which removes investments measured using the net asset value per share practical expedient from the fair value hierarchy in all periods presented. The adoption of this accounting guidance did not have a material impact on the Company’s financial statements.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	FAIR VALUE MEASUREMENTS – CONTINUED

The following is a description of the valuation methodologies used by the Company for assets measured at fair value.

Valuation of Non-Performing Mortgage Loans

After purchasing a loan, the Company intends to reach out to the obligor on the mortgage loan to achieve a speedy resolution that is acceptable to both the obligor and the Company through one or more of the following resolutions: A) The obligor is able to refinance the mortgage loan and continue to reside in the underlying real estate; B) Without refinancing, the Company accepts a discounted lump sum to sell the mortgage loan and the obligor continues to reside in the underlying real estate; C) The Company will modify the terms of the mortgage loan and the obligor continues to reside in the underlying real estate; D) Where the obligor cannot afford to stay in the real estate, the Company will take ownership of the underlying real estate, either on a consensual basis or through repossession by foreclosure, and sell it to another party. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Proposed Offering (as described in Note G), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward these business purposes. There is no assurance that the Company will be able to successfully affect the Proposed Offering.

At December 31, 2016, the Company had investments in non-performing mortgage loans totaling $4,528,903, which includes $134,887 of principal payments collected and $206,286 of acquisition costs, measured using net asset value as a practical expedient, which are not categorized in the fair value hierarchy.

The Company has established valuation processes and policies for its Level 3 investments to ensure that the methods used are fair and consistent in accordance with ASC 820. The Value of Assets Remaining is primarily the value assigned to the remaining assets as of the time they were purchased, in some cases written down (but not up). The Investment Manager uses a proprietary pricing tool to evaluate loan purchases. The proprietary pricing tool takes into account factors that include, but are not limited to, the estimated value of the real estate securing each loan and the history of loan payments. The Company reevaluates the value of its assets periodically.

C.	DUE FROM BROKER

The Company executes securities transactions and enters into security positions through certain securities brokers. The Company is subject to counterparty risk to the extent that a broker with whom it conducts business may be unable to fulfill contractual obligations on the Company’s behalf. The General Partner monitors the financial condition of such brokers and does not anticipate any losses from these counterparties. At December 31, 2016, the cash deposit amounts due from broker totaled $10,000.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

D.	CREDIT RISK

The Company is subject to credit risk to the extent that the banks and brokers the Company conducts business with are unable to fulfill their contractual obligations and the amounts exceed those insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Management of the Company monitors these counterparties and does not expect any losses.

E.	RELATED PARTY TRANSACTIONS

The Company will bear a monthly management fee equal to 0.1667% (2% annually) of the aggregate capital accounts of the members as of the last day of each calendar month, plus an annual fee equal to $60 for each active asset of the company. Such management fee shall be paid to the Managing Member no later than the fifteenth (15th) day of the following month. The Managing Member shall be responsible for the compensation of the Investment Adviser. The Company will also bear fees, costs, and expenses as reasonably determined by the Managing Member.

American Homeowner Preservation, LLC, or “AHP,” is an affiliate of the Company. The Managing Member of the Company is also the Managing Member of AHP, and the Investment Manager of the Company is also the Investment Manager of AHP. The Company has two outstanding loans payable to AHP. AHP simply loans money to the Company as needed with no interest and no specific timeframe to be paid back. Total combined outstanding loan payable balance at December 31, 2016 is $1,455,675.

The Managing Member made a capital contribution of $10,000 to the Company in exchange for its Class M Interest, consisting of 10,000 Class M Units.

Certain members are affiliated with the Managing Member. The aggregate value of the affiliated members’ share of members’ equity at December 31, 2016 is $400, consisting of 400 Class A Units.

F.	MEMBERS’ EQUITY

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The Company allows for accredited and non-accredited investors. The Securities and Exchange Commission (SEC) has specific requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering.

The Interests in the Company are divided into two classes of interest: “Class A Interests” (or “Class A Units”) and “Class M Interests” (or "Class M Units”). All of the Class M Interests shall be owned by the Managing Member, as defined in Note E. The Class A Interests shall be owned by members whose subscriptions are accepted by the Managing Member to own Class A Interests, which may include the Managing Member and/or its affiliates.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

F.	MEMBERS’ EQUITY – CONTINUED

Members owning a Class A Interest are referred to as “Class A Members” and members owning a Class M Interest are referred to as “Class M Members.” The Class A Interest of a Class A Member shall be equal to a fraction, the numerator of which is such Class A Member’s Capital Contribution to the Company and the denominator of which is the aggregate of all Capital Contributions made to the Company.

The Managing Member shall manage and conduct the business and affairs of the Company, in accordance with the operating agreement. No other member shall participate in the management of the Company.  Therefore, Class A Members have no voting rights.  The Managing Member is under no obligation to Company cash flow deficits, incur the obligations, debts, or liabilities of the Company, or otherwise provide direct or indirect financial assistance to the Company.

Each Class A Member shall make a Capital Contribution to the Company in an amount determined by the Managing Member. The Managing Member has made a Capital Contribution of $10,000 to the Company in exchange for its Class M Interest, as described in Note E.  The number of interests and capital accounts in the Company are unlimited; however, the Company is limited to no more than $50,000,000 in capital contributions during any period of twelve month period.

All distributions made by the Company, including but not limited to distributions in liquidation, are to be made in the following order of priority:  A)  First, the Company is to distribute to each Class A Member an amount equal to the Class A Preferred Return as defined below;  B)  Second, the Company is to distribute to each Class A Member an amount equal to such Class A Member’s Unreturned Investment as defined below; and C):  Third, the Company is to distribute the balance to the Class M Members.

For the purposes of the foregoing paragraph, the following definitions apply:

•	Class A Preferred Return: An amount such that, as of the date of any distribution, such Class A Member has received a compounded return of 12% with respect to such Class A Member’s Unreturned Investment since the date of such Class A Member’s capital contribution.

•	Unreturned Investment: Class A Member’s capital contribution, reduced by previous distributions made to such Class A Member.

The Managing Member must try to return all of the money invested by each Class A Member no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, Class A Members might receive a return of their investment later than five years, or not at all. If the Company is profitable, as it is expected to be, it is very likely that investors will receive a return of their investment sooner than five years.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

F.	MEMBERS’ EQUITY – CONTINUED

Likewise, the Company’s profits and losses are allocated 100% to Class A Interests outstanding on a pro rata basis until a 12% compounded return on all Class A Interests’ Unreturned Investment is achieved. All profits and losses thereafter are allocated to Class M Interests outstanding on a pro rata basis. As of December 31, 2016, the Company’s net income was allocated 100% to the Class A Interests.

G.	PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for sale under Regulation A up to $50,000,000 of its Class A Interests.  This offering is not yet finalized nor qualified by the Securities and Exchange Commission (SEC) and is subject to changes.

H.	MANAGEMENT INDEMNIFICATIONS

The Operating Agreement provides general indemnifications to the Managing Member and its respective affiliates, and employees when acting in good faith on behalf of the Company. The Managing Member is unable to estimate any potential future payment amounts and expects the risk of any such loss to be remote, accordingly no accrual has been made for a liability as of December 31, 2016.

I.	FINANCIAL HIGHLIGHTS

The financial highlights presented are for the period ended December 31, 2016:

Class A Members

Total Return	39.71%

Ratios to average Class A Member’s equity:
Total expenses	27.05%

Net investment income	1.18%

The financial highlights presented are for the Company’s Class A Members as whole. Due to the timing of equity contributions and distributions, an individual Class A Member’s returns may vary. The net investment income ratio excludes realized and unrealized gains. The ratios presented have been annualized.

The IRR is not presented due to the Fund being in operations for a matter of months; therefore, an accurate return could not be calculated.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

J.	PROMISSORY NOTE PAYABLE

The Company executed a Secured Promissory Note dated November 18, 2016 with Domus Holdings, LLC. The interest is assessed on a variable rate basis. The Initial interest rate is 5.50% per annum, and is subject to increase or decrease from time to time. The Note is collateralized by various non-performing mortgage loans. At December 31, 2016, the amount due to Domus Holdings, LLC is $999,221. The Note is extended to become due and payable on April 28, 2017.

K.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 27, 2017, the date the financial statements were available to be issued. Based on the evaluation, no material events were identified which require adjustment or disclosure, with the exception of the Proposed Offering described in Note G.

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Item 8. Exhibits

The following Exhibits are filed as part of this Offering Statement:

Exhibit 1A-2B	Operating Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated January 21, 2016.*

Exhibit 1A-6A	Investment Management Agreement – The agreement captioned “Investment Advisory and Management Services Agreement” between the Company and AHP Capital Management LLC, dated January 27, 2016.*

Exhibit 1A-6B	Servicing Agreement – The agreement captioned “Flow Special Servicing Agreement” between the Company and Home Servicing, LLC, dated December 22, 2015.*

Exhibit 1A-6C	Trust Agreement – The agreement captioned “Amended and Restated Trust Agreement” by and among the Company, AHP Capital Management LLC, and U.S. Bank Trust National Association, dated October 29, 2014.*

Exhibit 1A-6D	The agreement captioned “First Amendment to Flow Special Servicing Agreement” between the Company and Home Servicing, LLC, dated January 1, 2017.

Exhibit 1A-6E	The agreement captioned “Consent to Assignment by Owner” between the Company and SN Servicing Corporation dated March 2017.

Exhibit 1A-11	Consent of Independent Auditor

Exhibit 1A-12	Legal opinion of Flaster/Greenberg P.C*.

Exhibit 1A-2A	Certificate of Formation*

Exhibit 1A-6E	Investment Agreement*

Exhibit 1A-15	Organizational Chart of the Company*

Exhibit 1A-15.1	Operating Results of Prior Programs*

Exhibit 1A-15.2	Draft of Offering Statement dated February 19, 2015, previously submitted pursuant to Rule 252(d)*

Exhibit 1A-15.3	Correspondence to the SEC on behalf of the Company dated April 25, 2016, previously submitted pursuant to Rule 252(d)*

* = Previously filed

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